EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

The Registrant has four subsidiaries, Unity Bank, Unity Statutory Trust I, Unity Statutory Trust II and Unity Statutory Trust III.

Unity Bank has three subsidiaries, Unity Investment Company, Inc., Unity Participation Company, Inc. and Unity Financial Services, Inc.